Exhibit 99.1

Ironclad Performance Wear Engages Interim President

Lee Turlington, Sports Apparel & Equipment Industry Veteran, to Join Executive Ranks

LOS ANGELES, CA – October 24, 2013 – Ironclad Performance Wear Corporation (ICPW), the recognized leader in high-performance task-specific performance work gloves, engaged Lee Turlington to serve as the Company’s Interim President.

Mr. Turlington, a 25-year veteran in the sports apparel and equipment industry, brings to Ironclad a broad vantage point keenly suited to address the global complexities that color today’s evolving apparel markets. Mr. Turlington has a proven and successful track record in leadership roles at global brands such as The North Face, Fila, Nike and Patagonia.

“Lee brings important industry-relevant expertise to Ironclad,” said Ed Jaeger, Ironclad’s Founder and Head of Business Development. “Ironclad will definitely be in capable hands under his stewardship as we continue to provide exceptional task-specific work gloves to our customers.”

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is an aspirational brand leader in technical, task-specific, performance work gloves, having created the performance work glove category in 1998. The company continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for numerous industries, including oil & gas exploration, automotive and construction, as well as police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves are available through industrial suppliers, hardware stores, home centers, lumber yards, auto parts stores and sporting goods retailers nationwide, and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit www.ironclad.com.

Important Information about Forward-Looking Statements

This message contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding product sales and operational matters. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Tom Kreig

(310) 643-7800